Exhibit 10.11

RELIANT TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 4, 2006, by and between ERIC STANG (“Executive”) and RELIANT TECHNOLOGIES, INC. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;  and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Title and Responsibilities. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment effective October 2, 2006 (the “Effective Date”). During his employment with the Company, Executive will report directly to the Board of Directors of the Company (the “Board”) in this role, and shall devote his best efforts and all of his business time, skill and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies and authorized activities pursuant to Section 5.1 of this Agreement) to the business of the Company.

1.2          Executive Duties. Executive will serve in an executive capacity and shall perform the duties of Executive’s office as required by the Board and all such other duties reasonably assigned to Executive by the Board from time to time.

1.3          Company Employment Policies. Executive’s employment relationship with the Company shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement conflict with the Company’s general employment policies or procedures, this Agreement shall control.

1.4          Board Service. On or before the first regularly scheduled meeting of the Board after the Effective Date, Executive shall be elected to serve as a director of the Board, and shall serve on the Board consistent with the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws of the Company and applicable law. Executive shall immediately tender his resignation from the Board upon (a) the termination of his employment with the Company for any reason; or (b) at the request of the Company immediately prior to or upon the occurrence of a Change in Control (defined below). Executive may also be removed from the

Board or have his term terminate pursuant to the Certificate and Bylaws of the Company and applicable law. Executive shall not receive any additional compensation for his service on the Board beyond the compensation to be provided to him under this Agreement.

2.             COMPENSATION.

2.1          Base Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $350,000, payable on a semi-monthly basis in accordance with the Company’s regular payroll dates, less required and designated payroll withholdings and deductions (the “Base Salary”). Executive may be considered for increases in Base Salary in accordance with Company policy and subject to review and approval by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

2.2          Bonus Compensation.

(a)           Executive Bonus Plan. Effective January 1, 2007, Executive shall be eligible to participate in the Company’s Executive Bonus Plan, as amended from time to time (the “Bonus Plan”) on the same terms as other corporate officers. Pursuant to the Bonus Plan, Executive shall be eligible to earn an annualized Target Bonus equal to seventy-five percent (75%) of Executive’s then-current Base Salary, based on achievement of one hundred percent (100%) of the individual and Company performance objectives and milestones established by the Board for that year in its sole discretion. All bonus compensation shall be paid subject to applicable payroll withholdings and employment taxes.

(b)           Guaranteed Bonus. For his services during calendar year 2006, Executive shall receive a guaranteed bonus (the “Guaranteed Bonus”) under the Bonus Plan equal to thirty-seven and a half percent (37.5%) of Executive’s actual Base Salary earnings during the fourth quarter of 2006 (i.e., the Guaranteed Bonus shall equal fifty percent (50%) of Executive’s Target Bonus, prorated to reflect his partial year service). The Guaranteed Bonus shall be paid at the same time and on the same terms as other executive bonuses under the Bonus Plan. Executive must remain employed with the Company through and including December 31, 2006 to receive the Guaranteed Bonus. Executive will also receive the other fifty percent (50%) of his Target Bonus (i.e., an amount equal to thirty-seven and a half percent (37.5%) of Executive’s actual Base Salary earnings during the fourth quarter of 2006) if the Company achieves or exceeds its performance objectives during the period. (As provided under the Bonus Plan applicable for the 2006 calendar year, Executive may receive bonus compensation above his Target Bonus (without a cap) if performance objectives are exceeded.)

2.3          Equity. Executive shall be granted two options (the “First Option” and the “Second Option”) to purchase a total of 1,496,000 shares of Company Common Stock pursuant to the terms and conditions of the Company’s 2003 Equity Incentive Plan, as may be amended from time to time (the “Stock Plan”). Shares under both the First Option and the Second Option shall have a per share exercise price equal to the fair market value of a share of Company Common Stock as of the date of grant, as determined by the Board in its sole discretion. The First Option and Second Option shall be subject to the terms and conditions set forth in this Agreement, the Stock Plan and in stock option grant notices and stock option agreements to be issued to Executive; provided, however, that, except for the Company’s right of first refusal as set forth in its Bylaws, the Company shall have no right to purchase or repurchase any shares subject to the First Option or the Second Option which have vested and been exercised by Executive. Except as otherwise specifically set forth herein (including Section 3 of the Consulting Arrangement attached hereto as Exhibit B), in the event of termination of Executive’s employment with the Company for any reason, all stock options and other stock awards then held by Executive shall cease vesting as of the date of such termination (the “Termination Date”), and shall be exercisable after the Termination Date pursuant to the terms of the applicable stock option agreements. Upon either Executive’s termination of employment without Cause (defined below) at any time, or Executive’s resignation for Good Reason (defined below) at any time prior to or within twelve (12) months after a Change in Control, and subject to Executive satisfying the release requirements set forth in Section 9 of this Agreement, Executive shall have twelve (12) months following the Termination Date (but not beyond the end of the applicable option term, if earlier) to exercise any vested shares subject to the First Option, the Second Option (if not previously expired) or any other stock options or equity awards then held by Executive.

(a)           The First Option. The First Option shall be an option to purchase 748,000 shares of Company Common Stock, and shall be subject to a four (4) year vesting schedule, with twenty-five percent (25%) of the shares subject to the First Option vesting upon Executive’s completion of one (1) year of continuous employment, and one-forty-eighth (1/48th) of the shares vesting in equal monthly installments for each full month of Executive’s continuous employment thereafter.

(b)           The Second Option. The Second Option shall be an option to purchase 748,000 shares of Company Common Stock, and shall be subject to the same vesting schedule as the First Option; provided, however, that if, the Company undergoes a Change in Control or signs a binding term sheet or definitive agreement with respect to a Change in Control within six (6) months after the Effective Date and subsequently undergoes a Change of Control based on such signed binding term sheet or agreement, the Second Option (and all shares subject to it) shall automatically expire immediately prior to such Change in Control.

(c)           Other Equity Awards. Effective upon the earlier of January 2008 or the date the Company completes an Initial Public Offering of its common stock by registering it under the Securities Act of 1933, as amended (“IPO”), Executive shall be eligible to receive additional equity awards as determined by the Board or the Compensation Committee in its sole discretion.

3.             BENEFITS.

3.1          General Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its employees and corporate officers generally, including but not limited to group medical, dental and vision insurance plan participation and 401(k) plan participation. Executive shall be reimbursed for all reasonable documented business expenses incurred in connection with the performance of his job duties in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time, including membership fees and other expenses related to Executive’s participation in professional organizations (including the Young Presidents’ Organization) up to total maximum reimbursements of $5,000 per year. The Company reserves the right to modify benefits from time to time, in its sole discretion.

3.2          Paid Time Off. Executive shall accrue paid time off (“PTO”) each year in an amount consistent with Company policy plus an additional two (2) weeks of PTO per year, all of which shall be accrued in equal amounts on a monthly basis, up to a maximum accrual “cap” of thirty-five (35) days.

4.             CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

4.1          Confidential Information. As a condition of employment, Executive must execute, deliver and abide by the Company’s Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

4.2          Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the permanent and exclusive property of the Company.

5.             OUTSIDE ACTIVITIES.

5.1          Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities and may continue to serve as a Director of Miradia so long as such activities do not materially interfere with the performance of his duties hereunder or create an actual or threatened conflict of interest, as reasonably determined by the Board in its sole discretion.

5.2          No Adverse Business Activities. Throughout the term of Executive’s employment with the Company and during any post-employment consulting arrangement entered into by the Company and Executive pursuant to Section 7.3 of this Agreement (if applicable), Executive agrees not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the business of the Company (“Competitive Activity”). Notwithstanding the above, Executive will not be deemed to be engaged directly or indirectly in any Competitive Activity if Executive participates in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6.             NONSOLICITATION. During Executive’s employment with the Company and continuing for one (1) year after the Termination Date, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee or independent contractor to or for any person or entity.

7.             TERMINATION OF EMPLOYMENT/SEVERANCE BENEFITS.

7.1          At-Will Employment. Executive’s relationship with the Company is at will. Accordingly, the Company shall have the right to terminate Executive’s employment at any time, with or without Cause, and with or without advance notice. Likewise, Executive shall have the right to resign at any time, with or without Good Reason. The Company requests that Executive provide at least thirty (30) days advance written notice of his intent to resign without Good Reason.

7.2          Termination Date Payment. Upon termination of Executive’s employment for any reason, the Company shall pay Executive all accrued but unpaid Base Salary and bonus compensation, and all accrued but unused PTO earned through the Termination Date, less required and designated payroll withholdings and deductions. Executive shall also be reimbursed for all business expenses incurred through and including the Termination Date pursuant to the terms of Section 3.1 above, provided Executive submits such expenses for reimbursement no later than thirty (30) days after the Termination Date. Except as expressly provided herein, Executive shall not be entitled to receive any other compensation or benefits from the Company after the Termination Date, with the exception of any vested right Executive has under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7.3          Termination Without Cause/Resignation For Good Reason. Upon termination of Executive’s employment without Cause at any time, or upon Executive’s resignation for Good Reason at any time before or within twelve (12) months after a Change in Control, Executive and the Company shall immediately commence a consulting relationship on the terms set forth in Exhibit B hereto (the “Consulting Arrangement”). No Consulting Arrangement will be deemed entered into if Executive’s employment is terminated by the Company for Cause, Executive resigns without Good Reason, or Executive resigns for Good Reason more than twelve (12) months after the closing date of a Change in Control (the “CIC Anniversary Date”).

7.4          Definitions.

(a)           Cause. For purposes of this Agreement, “Cause” for termination of Executive’s employment means the occurrence of any one or more of the following:  (i) Executive’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty owed to the Company; or (iv) conduct by Executive that constitutes gross insubordination, gross incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and a period of thirty (30) days to cure the same, provided such action or conduct is capable of cure. Termination of Executive’s employment due to Executive’s death or disability shall not constitute Cause for termination. The determination that a termination is for Cause shall be made by the Board in good faith.

(b)           Good Reason. For purposes of this Agreement, “Good Reason” for Executive to resign his employment shall exist if one or more of the following actions are taken by the Company without Executive’s consent:  (i) the change in Executive’s reporting relationship to the Board and/or assignment to Executive of duties or responsibilities that, taken as a whole, results in a material diminution in Executive’s function as the Company’s President and Chief Executive Officer, provided, however, that a change in Executive’s reporting relationship or a reduction in his duties or responsibilities resulting solely by virtue of a Change in Control pursuant to which the Company is made part of a larger entity shall not constitute Good Reason as long as (A) Executive is retained as the head of a division or unit of the acquiring company following the Change in Control, and (B) Executive does not suffer a material and adverse reduction in his duties and responsibilities, taken as a whole, independent of those resulting directly from the Change of Control (e.g., Executive does not suffer a significant reduction in the number of direct reports Executive had prior to the Change of Control, excluding the loss of direct reports and supervisory authority resulting directly the conversion of the Company to an division or unit of another entity (e.g., such as the loss of supervisory authority over accounting, human resources and other administrative personnel customarily reporting in to other corporate executives of the acquiring entity); (ii) a relocation of Executive’s business office to a location more than twenty-five (25) miles from Mountain View, California and such relocation results in a increase in Executive’s one-way commuting distance from his home by twenty-five (25) miles or more, except for required travel by Executive on Company business to an extent substantially consistent with business travel obligations of President and Chief Executive Officers of other companies that are similarly situated to the Company; or (iii) a material breach by the Company of any provision of a material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment (including a reduction in Base Salary, Target Bonus, benefits (unless such reduction in Base Salary, Target Bonus or benefits is applicable to all executives of the Company) or failure by a successor corporation to assume and abide by the terms and conditions of this Agreement); provided, however, that the action or conduct described in clause (iii) above will constitute “Good Reason” only if such action or conduct continues after Executive has provided the Board with written notice thereof and fifteen (15) days to cure the same. Notwithstanding the foregoing, Executive’s death or disability shall not constitute Good Reason for resignation. Executive must resign within ninety (90) days after the date the action which gives rise to Good Reason occurs in order to be deemed to have resigned for Good Reason. The determination that a resignation is for Good Reason shall be made by the Board in good faith.

8.             CHANGE IN CONTROL.

8.1          Accelerated Vesting Benefits.

(a)           Acceleration Upon a Change in Control. Provided that Executive is employed by the Company as of the effective date of a Change in Control (the “Change in Control Date”), on such date, the final twelve (12) months of vesting of all stock options or other equity awards then held by Executive (including the First Option and the Second Option (if not previously expired in accordance with Section 2.3(b)) and any subsequently granted stock options or equity awards) shall be accelerated such that all said shares become vested as of the Change in Control Date.

(b)           Acceleration Upon Completing 12-Months of Service Following a Change in Control. If Executive remains actively employed in good standing with the Company for twelve (12) months after the Change in Control Date, on the CIC Anniversary Date, the second to last twelve (12) months of vesting of all stock options or other equity awards granted by the Company and then held by Executive shall be accelerated such that all said shares become vested as of the CIC Anniversary Date.

(c)           Acceleration Upon a Termination Without Cause or Resignation for Good Reason that Occurs One Month Prior to Change in Control Date or on or Prior to The CIC Anniversary Date. If, within one month prior to the Change in Control Date or following a Change in Control but on or prior to the CIC Anniversary Date, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in addition to any benefits to which Executive may be entitled pursuant to Sections 7.3 and 8.1 above (if applicable), Executive shall also be entitled to receive accelerated vesting of all stock options and other equity awards granted by the Company then held by him such that all shares subject to such options become one hundred percent (100%) vested as of the Termination Date. Executive shall not be entitled to any accelerated vesting benefits pursuant to this Section 8.1(c) if the Termination Date is more than one month prior to the Change in Control Date or after the CIC Anniversary Date.

8.2          Definitions.

(a)           Change in Control. For purposes of this Agreement, a “Change in Control” means the first occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Entity becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Entity that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private or public financing transaction for the Company or (B) solely because the level of ownership held by any Entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(iii)         there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

(iv)          A Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. For avoidance of doubt, the parties understand and agree that the accelerated vesting benefits provided herein shall be tied to the first Change in Control transaction to occur after the Effective Date, and shall not be applicable to subsequent Change in Control transactions.

(b)           Entity. For purposes of this Agreement, an “Entity” means a corporation, partnership or other entity, except that “Entity” shall not include (i) the Company or any subsidiary of the Company, (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) an Entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

9.             RELEASE REQUIREMENT. Executive must sign and allow to become effective a general release of claims in substantially the form attached hereto as Exhibit C (the “Release”) as a precondition to receiving the extended exercise period available under Section 2.3 of this Agreement and accelerated vesting benefits available under Section 8 of this Agreement, and to entering into the Consulting Arrangement under Section 7.3 of this Agreement. Executive must sign the Release no later than thirty (30) days after the Termination Date to receive the benefits under Sections 2.3, 7.3 and 8.1(c) of this Agreement; within thirty (30) days after the Change in Control Date to receive any benefits under Section 8.1(a) of the Agreement; and within thirty (30) days after the CIC Anniversary Date to receive any benefits under Section 8.1(b) of the Agreement.

10.          LIMITATIONS AND CONDITIONS ON PAYMENT OF BENEFITS.

10.1        Parachute Payments.

(a)           Best After-Tax. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 10.1. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)           The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the

Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

10.2        Application of Section 409A. In the event that the Company determines that any cash severance payment benefit, accrued and unpaid bonus payment, or continued health, dental and vision insurance coverage benefits provided under this Agreement fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may otherwise modify the timing of payments, the amounts paid, and make other modifications pursuant to this Section 10.2 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 10.2; provided, however, that no such modification shall result in the payments being subject to Section 409A(a)(1) of the Code. Prior to any actual payments under this Agreement to Executive, Executive and the Company agree to work together in good faith to consider and implement amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

11.          ARBITRATION. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including all exhibits hereto) or its enforcement, performance, breach, or interpretation, or to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by a single arbitrator from the panel of Judicial Arbitration & Mediation Services (“JAMS”), under its then-existing rules and procedures governing the arbitration of employment-related disputes. Executive understands and agrees that under this Section 11 of the Agreement, Executive is waiving his right to a jury trial and his right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, claims related to Executive’s employment with the Company or to the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Nothing in this Section 11 of this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12.          GENERAL PROVISIONS.

12.1        Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission or email transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

12.2        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

12.3        Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4        Entire Agreement. This Agreement, together with the Proprietary Information Agreement and the other exhibits hereto, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes and replaces any prior agreement, promise, representation, written or otherwise, between Executive and the Company (or any representative of the Company) with regard to this subject matter. This Agreement is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized member of the Board.

12.5        Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF shall be deemed the equivalent of originals.

12.6        Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

12.7        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

12.8        Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

12.9        Exhibits.

Exhibit A – Proprietary Information Agreement

Exhibit B – Consulting Arrangement

Exhibit C –Release

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

RELIANT TECHNOLOGIES, INC.

/s/ Tom Scannell
Tom Scannell
Chief Financial Officer

ERIC STANG

/s/ Eric Stang

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

A-1

EXHIBIT B

CONSULTING ARRANGEMENT

Set forth below are the terms and conditions of Executive’s Consulting Arrangement with the Company following a termination without Cause or a resignation for Good Reason.

1.             Consulting Period. Executive shall serve as a consultant to the Company for twelve (12) months after the Termination Date (the “Consulting Period”), unless Executive engages in any Competitive Activity or violates any continuing obligation under his Proprietary Information Agreement or Section 6 of the Agreement to which this exhibit is attached, in which event the Consulting Arrangement shall immediately terminate, and the Company shall have no continuing obligation to pay any consulting fees or benefits, Executive shall have no further obligation to provide any consulting services and Executive’s vesting of any stock options shall immediately cease.

2.             Consulting Services. Executive shall provide consulting services to the Company in any area of his expertise upon request by the Company (the “Consulting Services”). Executive shall provide the Consulting Services offsite at a location of his choosing, unless his presence at a particular location is reasonably requested by the Company. Executive shall make himself available to perform Consulting Services throughout the Consulting Period, at reasonable times, for a maximum of twenty (20) hours per month, provided that the Company shall not require Consulting Services to be performed at a time or in a manner that would unreasonably interfere with Executive’s ability to engage in any employment, consulting or work relationship other than his consulting work for the Company (“Other Work Activity”). As part of the Consulting Services, Executive shall, within the first forty-five (45) days of the Consulting Period, provide the Company with a report providing briefing information, as reasonably requested by the Company, on Company operations and activities in which Executive had personal involvement or about which he had personal knowledge and pending as of the Termination Date.

3.             Consulting Fees, Vesting and Benefits. The Company shall pay Executive total consulting fees (the “Fees”), paid in equal semi-monthly installments over the 12-month Consulting Period, totaling Executive’s annualized Base Salary as of the Termination Date. In the event such Consulting Period commences following the closing of an IPO, the Company shall also pay Executive fifty (50%) of Executive’s Target Bonus as of the Termination Date, payable in quarterly installments so long as Executive continues to provide Consulting Services to the Company during the Consulting Period. Executive shall also continue to vest any stock options or other equity awards (at the same rate in effect immediately prior to the termination of Executive’s employment) so long as Executive continues to provide Consulting Services to the Company during the Consulting Period. In addition, provided the Executive timely elects to continue his group health insurance benefits after the Termination Date pursuant to the federal COBRA law or comparable state law and the terms and conditions of the applicable Company group health insurance plans, the Company shall also reimburse Executive for all health insurance continuation premiums necessary to maintain Executive’s group health insurance coverage (for himself and his covered dependents) as of the Termination Date in effect for

Consulting Period or until such earlier date as Executive is eligible for group health insurance benefits through a subsequent employer. (Executive agrees to notify the Company in writing no later than five (5) days after he becomes eligible for health insurance benefits through a subsequent employer.)  Pursuant to its regular business practice, the Company shall reimburse Executive for all reasonable documented business expenses incurred in performing the Consulting Services.

4.             Taxes and Withholding. The Company will not withhold from the Fees any amount for taxes, social security or other payroll deductions, and will report the Fees on an IRS Form 1099. Executive acknowledges that he will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any tax authority with respect to the performance of services and receipt of Fees, and that Executive will defend, indemnify and hold harmless the Company with respect to any liability for any taxes, penalties or interest t assessed by any taxing authority with respect to the Fees or any other amounts paid to him pursuant to this Consulting Arrangement.

5.             Ownership of Work Product. Executive hereby assigns to the Company all right, title and interest in and to any work product created by Executive, or to which Executive contributes in performing the Consulting Services (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Executive agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, a copyright assignment in the form required by the Company (“Assignment of Copyright”). In the event that Executive does not, for any reason, execute such documents within a reasonable time after the Company’s request, Executive hereby irrevocably appoints the Company as his attorney-in-fact for the purpose of executing such documents on his behalf, which appointment is coupled with an interest.

6.             Artist’s and Moral Rights. If Executive has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Executive agrees to waive enforcement worldwide of such rights against the Company. In the event that Executive has any such rights that cannot be assigned or waived, Executive hereby grants to the Company an exclusive, royalty-free, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

7.             Representations and Warranties. Executive represents and warrants that: (a) he has the right and unrestricted ability to assign the Work Product to the Company as set forth above, and (b) he will not create Work Product, which he knows or reasonably should have known (without being required to make an independent investigation), infringes upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Executive agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach by Executive of the representations and warranties set forth in this Section.

8.             Independent Contractor Relationship. During the Consulting Period, Executive’s relationship with the Company will be that of an independent contractor, and nothing in the Consulting Arrangement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Executive will not be entitled during the Consulting Period to any of the benefits that the Company may make available to its Executives, including, but not limited to, life insurance, profit-sharing or retirement benefits. Executive shall not be authorized during the Consulting Period to make any representation, contract or commitment on behalf of the Company unless specifically authorized in writing to do so by the Company’s Chief Executive Officer or his or her designee.

EXHIBIT C

RELEASE

In consideration for the [Consulting Arrangement] [and] [Accelerated Vesting Benefits] to be provided to me pursuant to my Executive Employment Agreement with Reliant Technologies, Inc. (the “Company”) dated effective as of October 1, 2006 (the “Agreement”), I hereby release the Company, its parents, subsidiaries, successors, predecessors and affiliates, and each of such entities’ directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the termination of that employment (if applicable), or my role or activities as a director of the Company or the termination of that role (if applicable); (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. Notwithstanding the foregoing, nothing in this Release shall waive any rights of indemnification I may have pursuant to the Articles and Bylaws of the Company or any written directors and officers liability or other Company insurance policy in effect from time to time.

I acknowledge that I am also knowingly and voluntarily waiving and releasing any rights that I have under the under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that arise after the date I sign this Release; (b) I have been advised hereby that I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days after the date I sign this Release to revoke my agreement to it (by providing the Company with written notice of such revocation); and (e) my acceptance of this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it (provided I do not earlier revoke my acceptance of it).

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I understand that this Release includes a release of all unknown and unsuspected claims. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby waive all rights and benefits under Section 1542 of the California Civil Code and any law or legal principle of similar effect in any jurisdiction with regard to this Release, including my release of unknown and unsuspected claims herein.

This Release, together with the Agreement (including the exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation that is not expressly stated herein or in the Agreement.

UNDERSTOOD AND AGREED:

Date:
Eric Stang

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